Exhibit 10.1

Summary of Compensation Arrangements for Named Executive Officers of Tompkins Financial Corporation

The three major components of the Company’s executive officer compensation are (i) base salary, (ii) annual bonus and (iii) long-term, equity based incentive awards. Following is a description of the compensation arrangements that were approved by the Independent Directors at the January 27, 2009, meeting of the Company’s Board of Directors, upon recommendation of the Compensation Committee for the Company’s Named Executive Officers, which officers were determined by reference to the Company’s Proxy Statement on Schedule 14-A, filed April 1, 2008 (the “2008 Proxy”).

Base Salary

On January 27, 2009, the Board of Directors approved the following base annual salaries, effective January 1, 2009, for the following Named Executive Officers:

Stephen S. Romaine	$390,000
James W. Fulmer	$270,000
Francis M. Fetsko	$225,000
Gerald J. Klein, Jr.	$213,000
Gregory J. Hartz	$211,600

Annual Bonus

Upon recommendation of the Compensation Committee, the Board of Directors approved on January 27, 2009, the following bonus payments for performance in fiscal 2008:

Stephen S. Romaine	$150,000
James W. Fulmer	$85,000
Francis M. Fetsko	$68,000
Gerald J. Klein, Jr.	$65,300
Gregory J. Hartz	$61,750

The foregoing bonuses will be paid during the first quarter of fiscal 2009. The Compensation Committee considers a number of quantitative and qualitative performance factors to evaluate the performance of its Named Executive Officers. These performance factors include: (i) achievement of individual goals; (ii) contribution to business unit results; and (iii) contribution to corporate results measured by (a) the Company’s net income as compared to the Company’s internal targets, (b) increases in earnings per share of the Company’s common stock for the latest 12 months, (c) the Company’s return on assets, as ranked in the Federal Reserve Bank Holding Company Performance Report (Peer Group Percentile), (d) increases in the Company’s stock price over 12 months, and (e) the Company’s return on equity, as ranked in the Federal Reserve Bank Holding Company Performance Report (Peer Group percentile).

Named Executive Officers are also entitled to: (i) Company-sponsored matching contributions on salary deferral pursuant to the Company’s Investment and Stock Ownership Plan, (ii) amounts paid pursuant to the profit sharing portion of the Company’s Investment and Stock Ownership Plan and the Company’s Employee Stock Ownership Plan, (iii) taxable amounts of applicable life insurance premiums paid on the executive’s behalf by the Company and (iv) certain perquisites, which include such items as car allowance and club dues.